================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*



                        SCHNITZER STEEL INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                       Class A Common Stock, $1 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   806882 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                       NA
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [_] Rule 13d-1(b)
              [_] Rule 13d-1(c)
              [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 2 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Manuel Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,499,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         306,014
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,499,638
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 3 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Carol S. Lewis
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,559,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         127,094
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          60,000
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,559,638
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.7%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 4 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Emanuel Rose
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          700
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,499,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         34,808
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,500,338
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 5 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Larry Lewis
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          83,210
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,499,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         83,404
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,582,848
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.9%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 6 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Scott Lewis
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          58,715
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,499,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         58,909
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,558,353
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.7%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 7 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Kathleen Lewis
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,499,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         45,022
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,499,638
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 8 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Marilyn S. Easly
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          536
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,541,948
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         230,054
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          42,310
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,542,484
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.5%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 9 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    David S. Easly
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          1,500
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,499,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         52,933
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          4,883
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,501,138
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 10 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Danielle Easly Nye
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,499,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         40,951
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          4,883
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,499,638
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 11 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Sean M. Easly
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,499,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         37,306
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,499,638
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 12 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Gilbert Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,565,988
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          554,833
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,565,988
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.7%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 13 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Thelma S. Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,565,988
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          554,833
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,565,988
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.7%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 14 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Gary Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          114,380
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,571,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         235,665
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          72,000
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,686,018
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    39.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 15 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Gregory Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          28,000
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,499,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         32,425
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,527,638
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.3%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 16 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Kenneth M. Novack
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          19,610
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,578,988
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         19,610
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          265,975
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,598,598
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    39.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 17 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Deborah S. Novack
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,650,988
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          337,975
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,650,988
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    39.7%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 18 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Melanie A. Novack
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,499,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,499,638
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 19 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Leonard Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          151,918
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,507,348
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         151,918
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          458,282
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,659,266
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    39.1%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 20 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Lois T. Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,561,048
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          269,475
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,561,048
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.7%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 21 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Rita S. Philip
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,499,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          164,151
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,499,638
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 22 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Robert W. Philip
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          191,318
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,499,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         191,318
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          127,700
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,690,956
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    39.3%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 23 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Michele Babette Philip
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          1,500
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,499,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         9,827
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,501,138
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 24 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Gayle S. Romain
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          300
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,569,438
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         110,947
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          213,167
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,569,738
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.8%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 25 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Laura H. Rosencrantz
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,499,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         6,108
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,499,638
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 26 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Bryan L. Rosencrantz
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          100
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,499,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         6,208
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,499,638
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 27 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Sandra Lee Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          2,600
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,529,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         125,464
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          30,000
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,532,238
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.4%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 28 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Mardi S. Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          600
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,529,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         600
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          176,588
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,530,238
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.4%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 29 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Jill Schnitzer Edelson
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          100
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,504,338
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         100
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          171,439
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,504,438
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.1%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 30 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Richard H. Edelson
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,504,338
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          110,888
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,504,338
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.1%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 31 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Dina S. Meier
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,500,938
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          156,905
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,500,938
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 32 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Jean S. Reynolds
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,549,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          306,431
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,549,638
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 33 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Alan Scott Davis
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,499,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         11,087
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,499,638
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 34 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    N. Dickson Davis
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,499,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         3,000
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,499,638
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 35 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Samantha Paige Davis
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,499,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         18,215
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,499,638
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 36 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Dori Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,574,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         309,266
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          234,093
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,574,638
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.8%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 806882 10 6                  13G                   Page 37 of 41 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Susan Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       3,574,638
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         201,315
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          75,000
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,574,638
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    38.8%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)        Name of Issuer
                 --------------
                 Schnitzer Steel Industries, Inc. (the "Company")

Item 1(b)        Address of Issuer's Principal Executive Offices
                 -----------------------------------------------
                 3200 NW Yeon Avenue
                 Portland, OR 97210

Item 2(a).       Names of Persons Filing
                 -----------------------
                 Manuel Schnitzer                 Lois T. Schnitzer
                 Carol S. Lewis                   Rita S. Philip
                 Emanuel Rose                     Robert W. Philip
                 Larry Lewis                      Michele Babette Philip
                 Scott Lewis                      Gayle S. Romain
                 Kathleen Lewis                   Laura H. Rosencrantz
                 Marilyn S. Easly                 Bryan L. Rosencrantz
                 David S. Easly                   Sandra Lee Schnitzer
                 Danielle Easly Nye               Mardi S. Schnitzer
                 Sean M. Easly                    Jill Schnitzer Edleson
                 Gilbert Schnitzer                Richard H. Edelson
                 Thelma S. Schnitzer              Dina S. Meier
                 Gary Schnitzer                   Jean S. Reynolds
                 Gregory Schnitzer                Alan Scott Davis
                 Kenneth M. Novack                N. Dickson Davis
                 Deborah S. Novack                Samantha Paige Davis
                 Melanie A. Novack                Dori Schnitzer
                 Leonard Schnitzer                Susan Schnitzer

Item 2(b).       Address of Principal Business Office, or if none, Residence
                 -----------------------------------------------------------
                 For all Reporting Persons:

                 3200 NW Yeon Avenue
                 Portland, OR 97210

Item 2(c).       Citizenship or Place of Organization
                 ------------------------------------
                 Each individual listed in Item 2(a) is a citizen of the United States.

Item 2(d).       Title of Class of Securities
                 ----------------------------
                 Class A Common Stock, $1 par value

Item 2(e).       CUSIP NUMBER
                 ------------
                 806882 10 6

Item 3.          Type of Reporting Person
                 ------------------------
                 Inapplicable

Item 4.          Ownership
                 ---------
                 Pursuant to the terms of the Schnitzer Steel Industries, Inc. Restated Voting Trust and Buy-Sell Agreement dated March 26, 2001 (the "Schnitzer Trust Agreement"), the beneficial owners of 3,499,638 shares of Class B Common Stock of the Company have contributed those shares to the Schnitzer Steel Industries, Inc. Voting Trust (the "Schnitzer Trust"). The Schnitzer Trust is divided into four separate groups, one for each branch of the Schnitzer family. Carol S. Lewis, Dori Schnitzer, Gary Schnitzer, and Rita S. Philip are the four trustees of the Schnitzer Trust, and each is also the separate trustee for his or her separate family group. Pursuant to the Schnitzer Trust Agreement, the trustees as a group have the power to vote the shares held in the Schnitzer Trust and, in determining how the trust shares will be voted, each trustee separately has the number of votes equal to the number of shares held in trust for his or her family group.

                 The Reporting Persons are all beneficial owners of shares of Class B Common Stock contributed to the Schnitzer Trust. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

                 See Items 5 through 9 and 11 of the Cover Pages for the beneficial ownership of Class A Common Stock by each Reporting Person. All of the shares of Class A Common Stock reported in Items 5 through 9 and 11 of the Cover Pages are shares which may be acquired upon conversion of Class B Common Stock, except for the following shares of Class A Common Stock that are actually owned or subject to exercisable options:

                                  Class A
                                  Common
                                   Stock      Percent        Sole         Shared          Sole         Shared
        Reporting                Actually        of          Voting       Voting      Dispositive    Dispositive
         Person                    Owned       Class         Power        Power          Power          Power
         ------                    -----       -----         -----        -----          -----          -----
1.   Scott Lewis                   58,715       1.2          58,715            0         58,715              0
2.   Marilyn S. Easly                 536       0.0             536            0            536              0
3.   David S. Easly                 1,500       0.0           1,500            0          1,500              0
4.   Gilbert Schnitzer             66,350       1.3               0       66,350              0         66,350
5.   Thelma S. Schnitzer           66,350       1.3               0       66,350              0         66,350
6.   Gary Schnitzer               114,380(1)    2.2         114,380(1)         0        114,380(1)           0
7.   Gregory Schnitzer             28,000       0.6          28,000            0         28,000              0
8.   Kenneth M. Novack             98,960(2)    2.0          19,610(2)    79,350         19,610(2)      79,350
9.   Deborah S. Novack             79,350       1.6               0       79,350              0         79,350
10.  Leonard Schnitzer            159,628(3)    3.1         151,918(3)     7,710        151,918(3)       7,710
11.  Lois T. Schnitzer              1,410       0.0               0        1,410              0          1,410
12.  Robert W. Philip             191,318(4)    3.7         191,318(4)         0        191,318(4)           0
13.  Michele Babette Philip         1,500       0.0           1,500            0          1,500              0
14.  Gayle S. Romain               40,100       0.8             300       39,800            300         39,800
15.  Bryan L. Rosencrantz             100       0.0             100            0            100              0
16.  Sandra Lee Schnitzer           2,600       0.1           2,600            0          2,600              0
17.  Mardi S. Schnitzer               600       0.0             600            0            600              0
18.  Jill Schnitzer Edelson         4,800       0.1             100        4,700            100          4,700
19.  Richard H. Edelson             4,700       0.1               0        4,700              0          4,700
20.  Dina S. Meier                  1,300       0.0               0        1,300              0          1,300

--------
1 Includes 113,080 shares subject to exercisable options under the Company's 1993 Stock Incentive Plan.
2 Includes 19,610 shares subject to exercisable options under the Company's 1993 Stock Incentive Plan.
3 Includes 151,918 shares subject to exercisable options under the Company's 1993 Stock Incentive Plan.
4 Includes 190,268 shares subject to exercisable options under the Company's 1993 Stock Incentive Plan.

Item 5.          Ownership of Five Precent or Less of a Class
                 --------------------------------------------
                 Inapplicable

Item 6.          Ownership of More than Five Percent on Behalf of Another Person
                 ---------------------------------------------------------------
                 Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
                 ---------------------------------------------------------
                 Inapplicable

Item 8.          Identification and Classification of Members of the Group
                 ---------------------------------------------------------
                 The Reporting Persons are required to file this Schedule pursuant to Rule 13d-1(d) and are filing a joint Schedule on behalf of all of them. Attached as Exhibit A to this Amendment No. 9 is the Schedule 13G Filing Agreement and Power of Attorney among the Reporting Persons which identifies each member of the group.

Item 9.          Notice of Dissolution of Group
                 ------------------------------
                 Inapplicable

Item 10.         Certification
                 -------------
                 Inapplicable


                                    SIGNATURE

         After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 5, 2003.

                                 MANUEL SCHNITZER
                                 CAROL S. LEWIS
                                 EMANUEL ROSE
                                 SCOTT LEWIS
                                 LARRY LEWIS
                                 KATHLEEN LEWIS
                                 MARILYN S. EASLY
                                 DAVID S. EASLY
                                 DANIELLE EASLY NYE
                                 SEAN M. EASLY

                                 GILBERT SCHNITZER
                                 THELMA S. SCHNITZER
                                 GARY SCHNITZER
                                 GREGORY SCHNITZER
                                 KENNETH M. NOVACK
                                 DEBORAH S. NOVACK
                                 MELANIE A. NOVACK
                                 LEONARD SCHNITZER
                                 LOIS T. SCHNITZER
                                 RITA S. PHILIP
                                 ROBERT W. PHILIP
                                 MICHELE BABETTE PHILIP
                                 GAYLE S. ROMAIN
                                 LAURA H. ROSENCRANTZ
                                 BRYAN L. ROSENCRANTZ
                                 SANDRA LEE SCHNITZER
                                 MARDI S. SCHNITZER
                                 JILL SCHNITZER EDELSON
                                 RICHARD H. EDELSON
                                 DINA S. MEIER
                                 JEAN S. REYNOLDS
                                 ALAN SCOTT DAVIS
                                 N. DICKSON DAVIS
                                 SAMANTHA PAIGE DAVIS
                                 DORI SCHNITZER
                                 SUSAN SCHNITZER


                                 By  /s/ CHARLES A. FORD
                                     ---------------------------------
                                     Charles A. Ford, Attorney-in-Fact
                                         for all Reporting Persons

                                                                       EXHIBIT A

                        SCHNITZER STEEL INDUSTRIES, INC.

               SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY

                  This SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY (the "Agreement") is entered into as of March 31, 1994 by and among the undersigned beneficial owners (the "Beneficial Owners") of Common Stock of Schnitzer Steel Industries, Inc. (the "Company").

                  WHEREAS, the Beneficial Owners have sole or shared voting or dispositive power over an aggregate of 4,728,249 shares of Class B Common Stock of the Company deposited in the Schnitzer Steel Industries, Inc. Voting Trust (the "Voting Trust"), which shares are convertible into Class A Common Stock of the Company representing more than five percent of the outstanding Class A Common Stock; and

                  WHEREAS, as a result of their participation in the Voting Trust, the Beneficial Owners may be deemed to be a group required to file a
Schedule 13G and annual amendments thereto with the Securities and Exchange Commission to report their beneficial ownership of shares of Class A Common Stock, and the Beneficial Owners desire to jointly file such Schedule 13G and any amendments thereto;

                  NOW, THEREFORE, the Beneficial Owners agree as follows:

         1. Joint Filing Agreement. The Beneficial Owners hereby agree that the
Schedule 13G reporting their beneficial ownership as of December 31, 1993 of Class A Common Stock of the Company is, and any amendments thereto or any future
Schedule 13Gs or amendments thereto signed by each of the undersigned personally or through an attorney-in-fact shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.

         2. Power of Attorney. Each Beneficial Owner hereby constitutes and appoints Kenneth M. Novack, Edgar C. Shanks and Charles A. Ford, and any one of them, as his or her true and lawful attorney, agent and attorney-in-fact for the purpose of executing and delivering in the name and on behalf of the undersigned all documents required to be filed with the Securities and Exchange Commission pursuant to Section 13(g) of the Securities Exchange Act of 1934 in connection with the reporting of beneficial ownership by the undersigned of Class A Common Stock of the Company, including specifically, but without limitation thereto, power and authority to sign the undersigned's name as attorney-in-fact to a
Schedule 13G to be filed to report beneficial ownership as of December 31, 1993 of Class A Common Stock of the Company and to any amendments thereto, and to any future Schedule 13G or amendments thereto as may be required under the Securities Exchange Act of 1934, and to any joint filing agreements among the undersigned relating to such documents, and to file any such statement, amendment or agreement with the Securities and Exchange Commission. The undersigned ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

         3. Additional Parties. Any person who becomes a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of shares of Class B Common Stock of the Company deposited in the Voting Trust may, by execution of a counterpart signature page to this Agreement, become a party to this Agreement. Each Beneficial Owner consents and agrees to the automatic amendment of this Agreement to add as a party any such person who shall thereafter be considered a Beneficial Owner under this Agreement.

         4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute only one legal instrument.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                        MANUEL SCHNITZER
                                        ----------------------------------------
                                        Manuel Schnitzer


                                        EDITH SCHNITZER
                                        ----------------------------------------
                                        Edith Schnitzer


                                        CAROL S. LEWIS
                                        ----------------------------------------
                                        Carol S. Lewis


                                        SCOTT LEWIS
                                        ----------------------------------------
                                        Scott Lewis


                                        LARRY LEWIS
                                        ----------------------------------------
                                        Larry Lewis


                                        KATHLEEN LEWIS
                                        ----------------------------------------
                                        Kathleen Lewis


                                        MARILYN S. EASLY
                                        ----------------------------------------
                                        Marilyn S. Easly

                                        DAVID S. EASLY
                                        ----------------------------------------
                                        David S. Easly


                                        DANIELLE C. EASLY
                                        ----------------------------------------
                                        Danielle C. Easly


                                        SEAN M. EASLY
                                        ----------------------------------------
                                        Sean M. Easly


                                        GILBERT SCHNITZER
                                        ----------------------------------------
                                        Gilbert Schnitzer


                                        THELMA S. SCHNITZER
                                        ----------------------------------------
                                        Thelma S. Schnitzer


                                        GARY SCHNITZER
                                        ----------------------------------------
                                        Gary Schnitzer


                                        ANDREA SCHNITZER
                                        ----------------------------------------
                                        Andrea Schnitzer


                                        GREGORY SCHNITZER
                                        ----------------------------------------
                                        Gregory Schnitzer


                                        KENNETH M. NOVACK
                                        ----------------------------------------
                                        Kenneth M. Novack


                                        DEBORAH S. NOVACK
                                        ----------------------------------------
                                        Deborah S. Novack


                                        MELANIE A. NOVACK
                                        ----------------------------------------
                                        Melanie A. Novack

                                        LEONARD SCHNITZER
                                        ----------------------------------------
                                        Leonard Schnitzer


                                        LOIS T. SCHNITZER
                                        ----------------------------------------
                                        Lois T. Schnitzer


                                        RITA S. PHILIP
                                        ----------------------------------------
                                        Rita S. Philip


                                        GAYLE S. ROMAIN
                                        ----------------------------------------
                                        Gayle S. Romain


                                        LAWRENCE ROSENCRANTZ
                                        ----------------------------------------
                                        Lawrence Rosencrantz


                                        BRYAN L. ROSENCRANTZ
                                        ----------------------------------------
                                        Bryan L. Rosencrantz


                                        SANDRA LEE SCHNITZER
                                        ----------------------------------------
                                        Sandra Lee Schnitzer


                                        MARDI S. SCHNITZER
                                        ----------------------------------------
                                        Mardi S. Schnitzer


                                        JILL SCHNITZER EDELSON
                                        ----------------------------------------
                                        Jill Schnitzer Edelson


                                        DINA EVAN SCHNITZER
                                        ----------------------------------------
                                        Dina Evan Schnitzer


                                        MILDRED SCHNITZER
                                        ----------------------------------------
                                        Mildred Schnitzer

                                        JEAN S. REYNOLDS
                                        ----------------------------------------
                                        Jean S. Reynolds


                                        N. DICKSON DAVIS
                                        ----------------------------------------
                                        N. Dickson Davis


                                        DORI SCHNITZER
                                        ----------------------------------------
                                        Dori Schnitzer


                                        SUSAN SCHNITZER
                                        ----------------------------------------
                                        Susan Schnitzer


                                        First Interstate Bank of Oregon, N.A.

                                        By  APRIL D. SANDERSON
                                            ------------------------------------
                                            April D. Sanderson
                                            Vice President and Area Manager


PARTIES ADDED PURSUANT TO SECTION 3 FOR 12/31/94 SCHEDULE 13G:


                                        ROBERT W. PHILIP
                                        ----------------------------------------
                                        Robert W. Philip


                                        LAURA H. ROSENCRANTZ
                                        ----------------------------------------
                                        Laura H. Rosencrantz


PARTY ADDED PURSUANT TO SECTION 3 FOR 12/31/95 SCHEDULE 13G:


                                        RICHARD H. EDELSON
                                        ----------------------------------------
                                        Richard H. Edelson

PARTIES ADDED PURSUANT TO SECTION 3 FOR 12/31/96 SCHEDULE 13G:


                                        SAMANTHA PAIGE DAVIS
                                        ----------------------------------------
                                        Samantha Paige Davis


                                        MICHELE BABETTE PHILIP
                                        ----------------------------------------
                                        Michele Babette Philip


PARTY ADDED PURSUANT TO SECTION 3 FOR 12/31/97 SCHEDULE 13G:


                                        EMANUEL ROSE
                                        ----------------------------------------
                                        Emanuel Rose


PARTY ADDED PURSUANT TO SECTION 3 FOR 12/31/98 SCHEDULE 13G:


                                        ALAN SCOTT DAVIS
                                        ----------------------------------------
                                        Alan Scott Davis